AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (the “Agreement”) is made as of March 1, 2019 (“Effective Date”) by and between FTE Networks, Inc. (“the Company”) and Anthony Sirotka (the “Executive”).

WHEREAS the parties entered into a certain Employment Agreement dated as of May 1, 2015 and Amendments dated January 1, 2016, and November 1, 2016 (collectively the “Employment Agreement”).

WHEREAS the parties agree amend and modify the Employment Agreement in accordance with the terms provided herein.

For good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The Employment Agreement, as amended, is ratified and in full force and effect. The last amendment to the Employment Agreement dated January 1, 2016 is hereby modified and amended as set forth herein.

2.	Section 1 (a) Term. The Company hereby employs Executive to serve as the Company’s Interim Chief Executive Officer (“ICEO”). Executive’s employment with the Company is extended for an additional period of time commencing on March 1, 2019 for a thirty-six (36) month period. Thereafter, the Employment Agreement shall continue month to month (each month a “Renewal Term”) unless either party provides thirty (30) days written notice prior to the end of the then existing term of the Company’s or Executive’s election not to extend the term.

3.	Section 1 (b) Duties and Responsibilities. Executive shall report to the Company’s Board of Directors. Within the limitations established by the Bylaws of the Company, the Executive shall have each and all of the duties and responsibilities of his or her position and such other duties on behalf of the Company as may be reasonably assigned from time to time by the Company’s Board.

4.	Section 1 (c) Location. The location at which Executive shall perform services for the company shall be 237 W 35th Avenue, New York, NY 10001, or at another location mutually acceptable to the parties. Executive shall receive from the Company a one-time payment of $10,000 toward relocation costs.

5.	Section 2 (a) Base Salary. Executive shall be paid a base salary (“Base Salary”) at the annual rate of Three Hundred and Fifty Thousand Dollars US ($350,000), payable in weekly installments, consistent with Company’s payroll practices. Executive shall be paid the Base Salary retroactively as of January 10, 2019. All accrued and/or unpaid salary prior to January 10, 2019 is waived by the Executive. Executive shall also receive a minimum of a 5% salary increase each year.

6.	Section 2 (c) Bonus. Executive shall receive a bonus equal to $100,000 for 2018, to be paid over 12 months at $6,667.67 per month following execution of this Agreement. Thereafter, Executive shall receive a minimum annual performance bonus equal to 30% of his Base Salary per year.

7.	Section 2(d) Equity. The Company shall issue to Executive a total of 295,000 shares of Company common stock. Executive shall be eligible for additional equity awards in accordance with the Company’s 2017 Omnibus Incentive Plan or other equity at the board of directors’ discretion.

8.	This Agreement shall be deemed as part of the Employment Agreement. Any reference to the Employment Agreement in any other documents shall be construed as including this Agreement.

9.	Except with respect to the Compensation and Benefits paid in the event of an involuntary termination, Executive’s death or disability (as provided in Section 4(g)(i)) Sections 4 and Sections 5 are deleted from the Employment Agreement.

10.	All other terms and conditions of the Employment Agreement shall remain in full force and effect throughout the renewal term set forth herein.

11.	This Agreement has been duly executed by the authorized representatives of the parties hereto and shall become effective from on the Effective Date.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date set forth below.

FTE NETWORKS, INC.	EXECUTIVE

By:	Anthony Sirotka
Title: